EXHIBIT 99.1

CALIFORNIA MICRO DEVICES

                                          NEWS RELEASE
                                          For More Information Contact:
                                          Robert V. Dickinson, President and CEO
                                          408.934.3172
                                          bobd@calmicro.com

                                          John E. Trewin, CFO and VP, Finance
                                          408.934.3103
                                          johnt@calmicro.com

           California Micro Devices Affirms December Quarter Guidance

          Balance sheet projects increased cash and reduced inventory;
                     leading indicators show positive trend.

MILPITAS, Calif. - January 7, 2002 - California Micro Devices (Nasdaq:CAMD) today affirmed its prior guidance for the December quarter (fiscal Q3) that revenue would be in the range of $7.0 to $7.5 million, and pro forma net loss per share, before restructuring and other charges related to adopting a new manufacturing model, would be in the range of $0.38 to $0.40. The company also projected a strengthened fiscal Q3 balance sheet reflecting increased cash from its recent private equity placement as well as continued progress in its inventory reduction program. Including the proceeds from its $8.2 million private placement, reported on December 3, 2001, the company's cash balance at the end of fiscal Q3 totals approximately $10.6 million, up from the $4.5 million in the prior quarter.

"While our fiscal Q3 revenue and EPS outlook are both down from the prior quarter, I'm pleased to confirm that our bookings, backlog, and book-to-bill are running ahead of the prior quarter," said Robert V. Dickinson, president and CEO. "These leading indicators are encouraging and reflect a positive impact from both improving market conditions and our sharpened focus in marketing and sales." In fiscal Q2, which ended September 30, 2001, the company reported $8.6 million revenue and $0.31 per share loss, before restructuring and other charges.

As part of its continuing transition to a streamlined manufacturing model, the company has identified certain products that will no longer be economical to produce. The company's fiscal Q3 financial statements will reflect reserve provisions of approximately $4.3 million for discontinuing these products, and include these provisions in the total manufacturing transition charges, which the company now estimates will be approximately $11 million compared to its initial guidance of $10 million.

As previously discussed, the company confirmed that an imbalance in distributor inventories resulted in some missed revenue opportunities in the third quarter. Dickinson added, "We will be monitoring distributor inventories more closely in the future, and plan to offer a distributor inventory exchange program, wherein certain distributors will be given the option to exchange slower moving products in their inventory for products with strong current market demand." He noted that the financial impact of this exchange program would be included in the $11 million estimate cited above.

California Micro Devices Corporation will release its actual third quarter results on Thursday, January 24, 2002, after the close of trading. The company will hold a conference call on the same day at 2:00 p.m. Pacific Time (5:00 p.m.
EDT) to discuss its results.

                                    - more -

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Needham & Company Financial Growth Conference

California  Micro  Devices  will  present at Needham & Company's  fourth  annual
Financial  Growth  Conference  on January  9, 2002 at 11:30 a.m.  EDT (8:30 a.m.
PDT). A live webcast of the presentation may be accessed at www.calmicro.com within the company's Investor Relations web page; interested parties are advised to log in at least 15 minutes early to download and install any necessary audio software. A replay of the presentation will be indexed and archived on the company's web site and will be available three hours following completion of the event through January 18, 2002.

California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of Application Specific Integrated Passive(TM) (ASIP) networks and related analog semiconductors. Within the company's broad product line are highly integrated solutions that ensure signal integrity, EMI (electromagnetic interference) filtering, ESD (electrostatic discharge) protection and smart power management for a broad spectrum of computing, communications, consumer, medical and lighting applications. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, expects, and estimates. Forward-looking statements made in this release include our expectation of revenue and loss for the third quarter and our estimated inventory reserve at the end of the third quarter as well as our plans for a distributor inventory exchange program. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, distributor sell-through continuing as anticipated as well as other risk factors detailed in the Company's Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the Company's future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements, whether as a result of new information, future events, or otherwise.

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